Exhibit 99.1

CHICAGO – June 5, 2003 – Universal Access Global Holdings Inc. (Nasdaq:UAXS) announced today that it received a Nasdaq Staff Determination on June 3, 2003 indicating that the Company fails to comply with the $1.00 per share minimum bid price requirement for continued listing set forth in Marketplace Rule 4310(c)(4) and that its securities are, therefore, subject to delisting from the Nasdaq SmallCap Market. The Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. There can be no assurance the Panel will grant the Company’s request for continued listing.  The Company anticipates that its common stock will continue to be quoted on the Nasdaq SmallCap Market pending the Panel’s decision.

At the Company’s Annual Meeting of Stockholders, currently scheduled to be held on July 1, 2003, the Company expects to seek stockholder approval of an amendment to the Company’s restated certificate of incorporation to effect a reverse stock split of the Company’s issued and outstanding common stock. If the reverse stock split is approved by the Company’s stockholders, the Company’s board of directors may subsequently effect, in its sole discretion, the reverse stock split based upon any of the following three ratios: one-for-twenty, one-for-thirty or one-for-forty.

About Universal Access

Universal Access (NASDAQ: UAXS) specializes in telecommunications procurement services for carriers, service providers, cable companies, system integrators and government customers worldwide. Universal Access is headquartered in Chicago, IL.  Additional information is available on the company’s Web site at www.universalaccess.net.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995.

This release contains forward-looking statements based on current expectations, forecasts and assumptions, including but not limited to statements that the Company’s board may effect a reverse stock split and the Company’s common stock will continue to be quoted on the Nasdaq SmallCap Market pending the Panel’s decision. Actual results may differ materially from those anticipated in any forward-looking statements as a result of certain risks and uncertainties including, without limitation, the need to obtain stockholder approval of the potential reverse stock split, the need to comply with Nasdaq listing requirements in addition to the minimum bid price requirement, potential delays in satisfying closing conditions and obtaining required approvals for the equity investment from CityNet Telecommunications, Inc., the possibility that the Company might not satisfy these conditions or obtain these approvals and the need to raise additional capital, especially if the Company does not receive the equity investment from CityNet for any reason.  For other risks and uncertainties applicable to the Company’s business, refer to the Company’s Securities and Exchange Commission filings.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph.